Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 20, 2026, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), entered into a definitive asset purchase agreement (the “Purchase Agreement”), with The Health Care Authority of the City of Huntsville, d/b/a Huntsville Hospital Health System (the “Purchaser”), the entry into which Purchase Agreement was previously disclosed on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on January 20, 2026. On April 1, 2026, the Transaction (as defined below) was completed pursuant to the Purchase Agreement. At the closing, Purchaser acquired substantially all of the assets and assumed certain liabilities from certain subsidiaries of CHS related to Crestwood Medical Center in Huntsville, Alabama, and its associated outpatient centers and practices (collectively, the “Facility”) (the transactions contemplated by the Purchase Agreement, the “Transaction”). The purchase price paid to CHS in connection with the closing of the Transaction, after giving effect to estimated working capital and before certain transaction expenses, was $459 million in cash (subject to a post-closing working capital adjustment).

The Company has determined that the operations of the Facility that was divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transaction had occurred as of December 31, 2025. The estimated gain on sale in connection with the Transaction is reflected in the unaudited pro forma condensed balance sheet within accumulated deficit.

The accompanying unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2025 (the “Pro Forma Period”) includes certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2025. The amounts included in the historical columns represent the Company’s historical balance sheet and statement of income for the Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the year ended December 31, 2025, included in the Annual Report on Form 10-K filed by the Company with the SEC on February 19, 2026.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	December 31, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$260	$450	a	$710
Patient accounts receivable	2,077	-		2,077
Supplies	322	(10)	b	312
Prepaid income taxes	13	(13)	c	-
Prepaid expenses and taxes	181	(1)	b	180
Other current assets	381	-		381
Total current assets	3,234	426		3,660
Property and equipment	8,912	(253)	b	8,659
Less accumulated depreciation and amortization	(4,409)	122	b	(4,287)
Property and equipment, net	4,503	(131)		4,372
Goodwill	3,316	(129)	b	3,187
Deferred income taxes	50	-		50
Other assets, net	2,101	(27)	b	2,074
Total assets	$13,204	$139		$13,343

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$16	$-		$16
Current operating lease liabilities	110	(5)	b	105
Accounts payable	842	-		842
Income tax payable	-	34	c	34
Accrued liabilities:
Employee compensation	569	(4)	b	565
Accrued interest	238	-		238
Other	433	-		433
Total current liabilities	2,208	25		2,233
Long-term debt	10,380	-		10,380
Deferred income taxes	25	-		25
Long-term operating lease liabilities	537	(20)	b	517
Other long-term liabilities	891	-		891
Total liabilities	14,041	5		14,046
Redeemable noncontrolling interests in equity of consolidated subsidiaries	322	(4)	b	318
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,185	-		2,185
Accumulated other comprehensive loss	(9)	-		(9)
Accumulated deficit	(3,571)	138	d	(3,433)
Total Community Health Systems, Inc. stockholders’ deficit	(1,394)	138		(1,256)
Noncontrolling interests in equity of consolidated subsidiaries	235	-		235
Total stockholders’ deficit	(1,159)	138		(1,021)
Total liabilities and stockholders’ deficit	$13,204	$139		$13,343

Unaudited Pro Forma Condensed Consolidated Statement of Income
(In millions, except per share amounts)

	Year Ended December 31, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,485	$(327)	e	$12,158
Operating costs and expenses:
Salaries and benefits	5,412	(123)	e	5,289
Supplies	1,864	(63)	e	1,801
Other operating expenses	3,424	(88)	e	3,336
Lease cost and rent	277	(11)	e	266
Depreciation and amortization	426	(13)	e	413
Impairment and (gain) loss on sale of businesses, net	(406)	(185)	d	(591)
Total operating costs and expenses	10,997	(483)		10,514
Income from operations	1,488	156		1,644
Interest expense, net	870	-		870
Gain from early extinguishment of debt	(97)	-		(97)
Equity in earnings of unconsolidated affiliates	(9)	-		(9)
Loss before income taxes	724	156		880
Provision for income taxes	48	54	c, d	102
Net loss attributable to Community Health Systems,	676	102		778
Less: Net income attributable to noncontrolling interests	167	1	e	168
Net loss attributable to Community Health Systems,
Inc. stockholders	$509	$101		$610
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$3.81			$4.57
Diluted	$3.77			$4.52
Weighted-average number of shares outstanding:
Basic	134			134
Diluted	135			135

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents consideration received from the sale of the Facility of approximately $459 million, net of transaction expenses of $9 million.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Facility.
c)
Adjustments represent the impact to income taxes associated with the sale of the Facility. For the twelve months ended December 31, 2025, there was income tax expense of approximately $54 million, including $7 million related to the elimination of revenues, costs and expenses set forth in Note (e) plus income tax expense of approximately $47 million related to the sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect a $185 million pre-tax gain ($138 million after tax) on sale of the Facility calculated as follows:

Consideration received	$459
Less: Transaction expenses	(9)
Less: Carrying value of the Facility	(136)
Less: Goodwill allocated to sale of the Facility	(129)
Pro forma gain before income taxes	185
Provision for income taxes	(47)
Pro forma net gain on sale of the Facility	$138

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Facility. Adjustments do not include certain general corporate overhead costs previously allocated to the Facility that will have a continuing effect on the Company post-closing.